Exhibit 14.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” and “Annex C – Financial Highlights” with regard to the Hancock Horizon Value Fund in the Prospectus/Proxy Statement relating to the acquisition of the assets of the Hancock Horizon Value Fund, a portfolio of The Advisors’ Inner Circle Fund II, by and in exchange for shares of Federated MDT Stock Trust, included in this Registration Statement (Form N-14) of Federated MDT Stock Trust, the references to our firm under the caption “Financial Highlights” in the Prospectus dated May 31, 2016 and “Independent Registered Public Accounting Firm” in the Statement of Additional Information dated May 31, 2016 of the Hancock Horizon Value Fund, incorporated by reference in this Registration Statement, and to the incorporation by reference in this Registration Statement of our report dated March 31, 2016 on the financial statements and financial highlights of the Hancock Horizon Value Fund, included in the 2016 Annual Report to shareholders.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

November 15, 2016